EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos.: 333-208681 and 333-214894 on Form S-3 and Nos.: 333-150791, 333-62256, 333-84014, 333-166517, 333-166518, 333-179884 and 333-188352, on Form S-8 of our report dated February 27, 2018 relating to the consolidated financial statements of EOG Resources, Inc. and subsidiaries, and the effectiveness of EOG Resources, Inc. and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of EOG Resources, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 27, 2018